Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

CYABRA, INC.

WHEREAS, the Amended and Restated Bylaws of Cyabra, Inc., a Delaware corporation (the “Corporation”), were adopted on March 27, 2026 (as amended, restated or otherwise modified from time to time, the “Bylaws”); and

WHEREAS, pursuant to Article V, Section F of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and Article X of the Bylaws, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws; and

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation and its stockholders to amend the Bylaws to reduce the quorum requirement for meetings of the Corporation’s stockholders from a majority to one-third (33 1/3%) of the voting power of the stock issued and outstanding and entitled to vote at the meeting;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

FIRST: Section 2.8 of the Bylaws is hereby amended and restated in its entirety as follows:

“2.8 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of one-third (33 1/3%) of the voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

SECOND: Except as expressly amended hereby, all other provisions of the Bylaws shall remain unchanged and in full force and effect.

THIRD: This Amendment No. 1 shall become effective immediately upon its adoption by the Board of Directors of the Corporation in accordance with Article V, Section F of the Certificate of Incorporation.

* * * * *

I, Yael Sandler, Secretary of Cyabra, Inc., hereby certify that the foregoing Amendment No. 1 to the Amended and Restated Bylaws of Cyabra, Inc. was duly adopted by the Board of Directors of the Corporation on July 30, 2026.

CYABRA, INC.

By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	Secretary